EXHIBIT 99.2

Government Trust 3-C

Financial Statements as of

December 31, 2003 and

Independent Auditors’ Report

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

Government Trust 3-C:

We have audited the accompanying balance sheet of Government Trust 3-C (the “Trust”) as of December 31, 2003 and the related statements of income, cash flows and changes in Trust balance for the year then ended. These financial statements are the responsibility of the management of the Trust. Our responsibility is to express our opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities that the Depository was holding as of December 31, 2003 for the account of the Government of Israel, for the purpose described in Note 4 of the notes to financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust at December 31, 2003 and the results of its operations, cash flows and changes in Trust balance for the year then ended in conformity with accounting principles generally accepted in the United States of America.

March 5, 2004

Member of Deloitte Touche Tohmatsu

GOVERNMENT TRUST 3-C

BALANCE SHEET

DECEMBER 31, 2003

ASSETS

LOAN NOTE RECEIVABLE—at amortized cost, inclusive of unamortized premium of $1,679,398	$285,494,344

ACCRUED INTEREST RECEIVABLE	4,094,694

TOTAL	$289,589,038

LIABILITIES AND TRUST BALANCE

ACCRUED EXPENSES PAYABLE	$6,859

TRUST BALANCE—Comprised of owners’ equity in Government Trust Certificates	289,582,179

TOTAL	$289,589,038

See notes to financial statements

GOVERNMENT TRUST 3-C

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

INTEREST INCOME ON THE LOAN NOTE	$26,061,482
TRUSTEE FEES AND OTHER EXPENSES	(44,548)

NET INCOME	$26,016,934

See notes to financial statements.

GOVERNMENT TRUST 3-C

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Principal received on the Loan Note	$16,596,000
Interest received on the Loan Note	26,834,478
Trustee fees and other expenses paid	(44,949)

Net cash flows from operating activities	43,385,529

CASH FLOWS USED IN FINANCING ACTIVITIES:
Distributions to certificate owners	(43,385,529)

Net cash flows used in financing activities	(43,385,529)

NET INCREASE IN CASH	—

CASH BALANCE—Beginning of period	—

CASH BALANCE—End of period	$—

See notes to financial statements.

GOVERNMENT TRUST 3-C

STATEMENT OF CHANGES IN TRUST BALANCE

FOR THE YEAR ENDED DECEMBER 31, 2003

Trust Balance at January 1, 2003	Net Income	Distributions to Certificate Owners	Trust Balance at December 31, 2003
$306,950,774	$26,016,934	$(43,385,529)	$289,582,179

See notes to financial statements.

GOVERNMENT TRUST 3-C

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

1.	ORGANIZATION AND OPERATIONS

Government Trust 3-C (the “Trust”) is a limited purpose trust established under the laws of the state of Illinois pursuant to a Declaration of Trust (the “Declaration”) between the Trust and the First National Bank of Chicago, as Trustee (the “Trustee”). The Trust was created for the sole purpose of the issuance and sale of a single class of Zero Coupon Certificates (the “Certificates”). The assets of the Trust consist of a Promissory Note (a “Loan Note”) from the Government of Israel (“Israel”). The Loan Note is backed by a full faith and credit guaranty (the “Guaranty”) issued by the United States of America, acting through the Defense Security Assistance Agency of the Department of Defense (the “DSAA”), of the due and punctual payment of 90% of all payments of principal and interest due on the Loan Note (the “Guaranteed Portion”) and a security interest in certain collateral, consisting of non-callable securities issued or guaranteed by the United States Government, sufficient to pay the remaining 10% of all payments of principal and interest due on the Loan Note (the “Unguaranteed Secured Portion”). The Loan Note and Certificates are not subject to prepayment or acceleration.

2.	LOAN NOTE

The Loan Note in the original principal amount of $304,460,946 evidences a loan made by the Trust to Israel subject to the terms and conditions of a Loan Agreement (the “Loan Agreement”) dated as of August 22, 1989 between the Trust and Israel. The Loan Note is carried at amortized cost in the Balance Sheet because of the Trust’s intent and ability to hold the Loan Note to maturity. The proceeds from the Loan Note were used to prepay certain loans made to Israel from the Federal Financing Bank. Semiannual payments of interest at an annual rate of 8.9549% are due on the Loan Note on each May 3 and November 3 (each a “Note Payment Date”). On the May 3, 2003 and November 3, 2003 Note Payment Dates, Israel made its scheduled payments of principal on the Loan Note in the amounts of $1,495,000 and $15,101,000, respectively. Scheduled principal payments are due on each Note Payment Date as follows:

Payment Date	Principal Payment	Payment Date	Principal Payment
May 3, 2004	$15,973,000	May 3, 2008	$12,600,000
November 3, 2004	53,217,000	November 3, 2008	12,600,000
May 3, 2005	32,626,000	May 3, 2009	12,600,000
November 3, 2005	37,213,000	November 3, 2009	12,600,000
May 3, 2006	25,791,000	May 3, 2010	11,946,000
November 3, 2006	12,600,000	November 3, 2010	17,471,000
May 3, 2007	3,617,000	May 3, 2011	10,553,000
November 3, 2007	8,937,000	November 3, 2011	3,470,946

The Government of the United States, acting through the DSAA, has agreed to guarantee the repayment of the Guaranteed Portion due to the Trust under the Loan Note. Israel has agreed to pledge certain collateral as security for the repayment of the Unguaranteed Secured Portion, as more fully described in Note 4. The estimated fair value of the Loan Note approximates the fair value of the Certificates. The estimated fair value of the Certificates at December 31, 2003 was approximately $342 million. The estimate of the fair value of the Certificates is based upon the present values of the cash flows using risk-adjusted spreads to the U.S. Treasury curve.

Although management of the Trust is not aware of any factor that would significantly affect the estimated fair value of the Loan Note or the Certificates, the Loan Note and the Certificates have not been revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

3.	THE ZERO COUPON CERTIFICATES

On August 22, 1989, the Trust issued 45 separate series of Certificates, Class 3-C. Twenty-nine series of such Certificates matured prior to December 31, 2003. Each of the remaining series of Certificates will mature on one of the semiannual certificate payment dates from May 15, 2004 to November 15, 2011. Scheduled distributions are due on the maturity dates as follows:

Date	Amount	Date	Amount
May 15, 2004	$28,659,344	May 5, 2008	$16,794,601
November 15, 2004	65,189,359	November 15, 2008	16,231,387
May 15, 2005	42,219,585	May 15, 2009	15,668,174
November 15, 2005	45,348,220	November 15, 2009	15,104,960
May 15, 2006	32,262,817	May 15, 2010	13,887,746
November 15, 2006	17,918,972	November 15, 2010	18,878,766
May 15, 2007	8,372,759	May 15, 2011	11,179,821
November 15, 2007	13,531,081	November 15, 2011	3,625,107

Each of the Certificates evidences an undivided fractional interest in the Trust, and represents the right to receive a portion of the semiannual payments due on the Loan Note held by the Trust.

4.	THE COLLATERAL

In accordance with the Collateral Depository Agreement (the “Depository Agreement”) between Israel, the Trustee, and Chase Manhattan Bank, as depository (the “Depository”), and in order to provide security for the payment of the Unguaranteed Secured Portion, Israel has pledged certain collateral, consisting of non-callable securities issued or guaranteed by the United States Government (together with the proceeds thereof, the “Collateral”). The Collateral is of such amounts and has such payment dates as to enable the Trustee to receive on or immediately prior to each semiannual Certificate Payment Date an amount sufficient to pay the Unguaranteed Secured Portion if timely payment on the Loan Note has not been received by the related Note Payment Date. All of the Collateral was deposited with the Depository on the date that the loans evidenced by the Loan Note were made by the Trust to Israel.

5.	THE TRUSTEE

Pursuant to the Declaration, the Trustee established a separate trust account for the Trust. All payments received with respect to the Loan Note, the Guaranty and any relevant Collateral are deposited in the trust account for the benefit of the holders of the Certificates after deducting fees of the Trustee and any additional expenses of the Trust. Any excess funds remaining in the trust account after the payment of principal on the Certificates will revert to Israel to the extent such funds were provided by Israel but not needed for the above purpose.

6.	INCOME TAXES

The Trust is classified as a Grantor Trust for tax purposes and will not be subject to Federal income taxes. Each Certificateholder will be treated for Federal income tax purposes as the owner of a pro rata undivided fractional interest in the net assets held by the Trust. The difference between the financial reporting and income tax bases of the Trust’s assets and liabilities is not significant.

7.	FINANCIAL HIGHLIGHTS

The following are the financial highlights of the Trust for the year ended December 31, 2003:

Ratios to average net assets:
Income	8.92%
Expenses	0.02%
Total return	9.52%

Ratios to average net assets represent certificate owners’ share of Trust’s income and expenses. The average net assets are calculated as an average of certificate owners’ periodic balances for the previous twelve months. Total return is calculated for the Trust in its entirety.

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